As filed with the Securities and Exchange Commission on September 26, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
______________________

Senstar Technologies Corporation
(Exact name of registrant as specified in its charter)

Ontario (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
119 John Cavanaugh Drive Ottawa, Ontario, Canada (Address of principal executive offices)	K0A 1L0 (Zip Code)

Senstar Technologies Corporation Stock Option Plan
(Full Title of the Plan)

Senstar Inc.
13800 Coppermine Road
2nd Floor Suite 221
Herndon, VA 20171
United States
Tel:  +1-613-839-5572
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Tuvia J. Geffen, Adv. Idan Lidor, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: +972-3-623-5000	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: (212) 238-8605	Nick Guadagnolo, Esq. Osler, Hoskin & Harcourt LLP 1 First Canadian Place Toronto, ON M5X 1B8 Tel: (416) 362-2111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been filed by Senstar Technologies Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(i)	the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 filed with the Commission on April 19, 2024;

(ii)	the GAAP financial information contained in the Company’s reports on Form 6-K furnished to the Commission on June 13, 2024 and August 26, 2024; and

(iii)	the description of the Company’s Common Shares contained in Exhibit 2.1 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Commission on April 19, 2024.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

Not applicable.

Item 5.          Interests of Named Experts and Counsel

Not applicable.

Item 6.          Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “OBCA”), the Company may indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Company shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Company may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Company or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Company or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Company request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Company or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The By-laws provide that, subject to the OBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

The Company maintains directors' and officers' liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the By-laws and the OBCA.

Item 7.          Exemption From Registration Claimed

Not applicable.

Item 8.          Exhibits

Exhibit No.	Description

4.1
Articles and By-laws of the Company (filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-274706), filed with the Commission on September 27, 2023 and incorporated herein by reference)

4.2	Senstar Technologies Corporation Stock Option Plan
5.1	Opinion of Osler, Hoskin & Harcourt LLP, Ontario counsel, as to the validity of the Company’s Common Shares (including consent)
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
107	Filing Fee Table

Item 9.          Undertakings

(a)          The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ottawa, Ontario, on September 26, 2024.

SENSTAR TECHNOLOGIES CORPORATION By: /S/ Gillon Beck Name: Gillon Beck Title: Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Gillon Beck, Fabien Haubert or Alicia Kelly, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 26, 2024 in the capacities indicated:

	Name	Title

By:	/S/ Fabien Haubert	Chief Executive Officer
	Fabien Haubert	(Principal Executive Officer)

By:	/S/ Alicia Kelly	Chief Financial Officer
	Alicia Kelly	(Principal Financial Officer and Principal Accounting Officer)

By:	/S/ Gillon Beck	Chairman of the Board
Gillon Beck

By:	/S/ Jacob Berman	Director
Jacob Berman

By:	/S/ Tom Overwijn	Director
Tom Overwijn

By:	/S/ Kelli Roiter	Director
Kelli Roiter

Senstar Inc.
By:	/S/ Fabien Haubert	Authorized Representative in the United States
Name: Fabien Haubert Title: Authorized Signatory